Exhibit 21.1

UNIFI, INC.

SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation or Organization	Unifi Percentage of Voting Securities Owned
Unifi Asia Pacific (Hong Kong) Company, Limited (“UAP”)	Hong Kong	100% - UHA

Unifi Vietnam Company Limited	Vietnam	100% - UAP

Unifi Switzerland GmbH (“USG”)	Switzerland	100% - UHA

Unifi Holding 1, BV (“UH1”)	Netherlands	100% - USG

Unifi Holding 2, BV (“UH2”)	Netherlands	100% - UH1

Unifi Textiles Holding, SRL (“UTH”)	Barbados	100% - UAP

Unifi do Brasil, Ltda.	Brazil	99.99% - UH1 .01% - UMI

Unifi Manufacturing, Inc. (“UMI”)	North Carolina	100% - Unifi, Inc.

Unifi Textured Polyester, LLC	North Carolina	100% - UMI

Unifi Kinston, LLC	North Carolina	100% - UMI

Unifi Sales & Distribution, Inc.	North Carolina	100% - Unifi, Inc.

Unimatrix Americas, LLC	North Carolina	100% - UMI

Unifi Administrative Services, LLC	North Carolina	100% - UMI

Unifi Latin America, S.A.S.	Colombia	100% - USG

See4 Process Improvement Solutions, LLC	North Carolina	100% - UMI

Unifi Textiles (Suzhou) Co. Ltd.	P.R. China	100% - UTH

Unifi Central America, Ltda. de CV	El Salvador	99.99% - UH1 .01% - UH2

Unifi Textiles Colombo (Private) Limited	Sri Lanka	100% - USG

Unifi Holding Asia, B.V. (“UHA”)	Netherlands	100% - Unifi, Inc.

Unifi Asia Pacific (Hong Kong) Company, Limited (“UAP”)	Hong Kong	100% - UHA

Unifi Vietnam Company Limited	Vietnam	100% - UAP

Unifi Turkey Textile Commerce Joint Stock Company	Turkey	100% - UAP